File Pursuant to Rule 424(b)(3)
SEC File No. 333-125575

Prospectus

NEW AGE TRANSLATION, INC.
 814,000 Shares of Common Stock

We are registering for sale by selling shareholders, 814,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The offering period will be for the sale of the shares will be two hundred and seventy (270) days from the date of this prospectus.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. Currently we are not listed for trading on any national securities exchange or the Nasdaq Stock Market. If our common stock becomes quoted on the Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2006.

SUMMARY OF OUR OFFERING

Our business

We were incorporated on November 22, 2004. We will provide English to Chinese and Chinese to English translation services to technology companies.

Our services will include, but not be limited to translation of technical documents, instructions, technical specs, user manuals, communication documents, e-mails, parts lists, patents, and contractual agreements. Translations will be made by persons fluent in both English and Chinese.

We will also provide training on the customs, culture and norms for employees traveling to or receiving visitors from China and the United States.

Our principal executive offices are located at 12926 Morehead, Chapel Hill, North Carolina 27517 and our telephone number is (919) 969-2982. Our fiscal year end is November 30.

We do not consider our self to be a "blank check" company as that term is defined in Rule 419 of Regulation C of the Securities Act of 1933 and we do not intend to merge with or be acquired by another company in the foreseeable future.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	814,000 shares of common stock
Offering price per share	$0.01
Net proceeds to us	None
Number of shares outstanding before the offering	5,814,000
Number of shares outstanding after the offering if all of the shares are sold	5,814,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of
	November 30, 2005	November 30, 2004
	(Audited)	(Audited)
Balance Sheet
Total Assets	$72,556	$100
Total Liabilities	$23,122	$15,050
Stockholders Equity (Deficit)	$49,434	$(14,950)

	From Inception	From Inception
	through	through
	November 30, 2005	November 30, 2004
	(Audited)	(Audited)
Income Statement
Revenue	$0	$0
Total Expenses	$32,016	$15,000
Net Loss	$(32,016)	$(15,000)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with New Age Translation, Inc.:

  Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations.

  Our auditors have issued a going concern opinion as at November 30, 2005. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits. If we are unable to do so, we will have to cease operations and you will lose your investment.

  We lack an operating history and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, you will lose you investment.

  We were incorporated in November 2004 and we have just initiated our proposed business operations but have not realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss from inception to November 30, 2005 is $32,016 of which $15,306 is for legal fees; $13,956 is for audit fees; and $2,754 is for licenses, permits, website expenses, office supplies and bank service charges. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to locate customers who will use our translation services
*	our ability to generate revenues through our translation services

  Based upon current plans, we expect to incur operating losses in the immediate future because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause you to lose your investment.

  If we do not attract clients, we will not make a profit and as a result you could lose your investment.

  We have no clients. We have not identified any clients and we cannot guarantee we ever will have any clients. We have not conducted any market research in the acceptance of our services. Even if we obtain clients, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

  We are solely dependent upon the funds from our private placement to start our business, the proceeds of which may be insufficient to achieve revenues. If we need additional funds and can't raise them, you could lose your investment.

  We have just initiated our operations. We raised net proceeds of $46,400 from our private placement. We believe the $46,400 will allow us to operate for one year. If we need additional funds and can't raise the money, you could lose your investment.

  If we do not make a profit, we may have to suspend or cease operations and you will lose your investment.

  Because we are small and do not have much capital, we must limit marketing our services. The sale of services is how we will initially generate revenues. Because we will be limiting our marketing activities, we may not be able to attract enough clients to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations and you will lose your investment.

  Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting clients and result in a lack of revenues that may cause us to suspend or cease operations and you will lose your investment.

  Our sole officer and director, John A. Fahlberg, will only be devoting limited time to our operations. John A Fahlberg, our president and sole director will be devoting approximately 14 hours per week of his time to our operations. Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Fahlberg. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations. As a result, you could lose your investment.

  Because our sole officer and director does not speak Chinese and does not have prior experience in translation services, we will have to hire individuals or suspend or cease operations and you could lose your investment.

  Because our sole officer and director does not speak Chinese and does not have prior experience in furnishing translation services, we will have to hire additional experienced personnel to assist us with our operations. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely and you could lose your investment.

  Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

  We have only one officer and director. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

  Because we do not maintain any insurance, if a judgment is rendered against us, we may have to cease operations.

  We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party to a lawsuit, we may not have sufficient funds to defend the litigation. In the event that we do not defend the litigation or a judgment is rendered against us, we may have to cease operations.

  Because we are small and have no employees other that our sole officer and director, we will have difficulty in competing with more well established entities that furnish translation services, and our potential revenues could be effectively reduced.

  We are a small start-up business with one employee, our sole officer and director, who will be devoting limited time to our operations. As a result, we will have difficulty competing with more well established translation services that have substantially more assets and personnel than we do. As a result, our potential revenues could be effectively reduced.

Investment risks:
  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

  Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

  Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

  Because we may issue additional shares of common stock in public offerings or private placements, your ownership interest in us may be diluted.

  Because in the future we may issue shares of common stock to pay for services, to pay for equipment, or to raise money for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by John Fahlberg, our sole officer and director. He selected the $0.01 price the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are 53 selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. There is, however, no assurance of when, if ever, the shares will become traded on the Bulletin Board or any other exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $35,000.00. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

  Not engage in any stabilization activities in connection with our common stock;

  Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met. There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 5,814,000 shares of common stock outstanding as of June 2, 2005, 5,000,000 shares are owned by our sole officer and director and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated in the State of Nevada on November 22, 2004. We maintain our statutory registered agent's office at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511 and our business office is located at 12926 Morehead, Chapel Hill, North Carolina 27517. This is our mailing address as well. Our telephone number is (919) 969-2982. This is the home of John A. Fahlberg, our president. Pursuant to an informal agreement with Mr. Fahlberg, he supplies this office space to us on a rent-free basis. There is no written agreement evidencing the same.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our sole officer and director to fund operations.

We have completed a private placement of securities and raised $81,400 gross proceeds, $46,400 net proceeds. We have begun conducting our operations. All of the information contained herein is forward looking.

We do not consider our self to be a "blank check" company as that term is defined in Rule 419 of Regulation C of the Securities Act of 1933 and we do not intend to merge with or be acquired by another company in the foreseeable future.

Services

We will provide English to Chinese and Chinese to English translation services to technology companies. Initially, we will supply translation services on an as needed basis. As soon as we engage our first client, we will promptly hire a translator. Mr. Fahlberg intends to hire the first translator through the University of North Carolina which has a placement program for translators. We intend to retain him and as business increases, we intend to engage additional translators. Translations will be made by a person or persons fluent in both English and Chinese.

Industry

The translation industry tends to be a highly fragmented industry with worldwide service companies available. The industry is made up of some large translation companies that provide multiple language services, many small to mid size companies that provide a range of services, and countless freelance translators who either contract with clients or contract through the larger translation agencies. The American Translators Association (ATA), which was founded in 1959, is currently the largest professional association of translators and interpreters in the US. Membership in the ATA has tripled in the past decade from 3,000 members in 1993 to over 9,000 members today who reside in over 60 countries. The ATA provides a centralized resource for translators who are looking to stay abreast on the latest trends, research, and applications in their industry as well as businesses that need to learn about current options for hiring translators. This organization will be helpful to us by allowing us to find potential employees as well as helping us keep our employees up to date and current on their skills. We intend to join ATA. Its fees are $450.00 per year. We have contacted ATA, however, we have not paid the fee as of the date of this prospectus.

Many clients who utilize the services of translation companies have had problems with consistent quality and timeliness. According to translators participating in discussions at Translators Café and Webtranslators.com, clients often lack confidence in the translation service being provided. Often the translators have limited technical expertise to understand the context of technical documents. Freelance translators in particular tend to lack the time and expertise to consistently handle the increasing needs of technology companies.

The translation industry, specific to the niche market of Chinese/English technical translations is a rapidly growing market. China is playing an increasingly large role in world affairs, holds an increasingly large role in manufacturing, and is rapidly becoming a world presence. China has a population of over one billion, and according to the Ohio University Department of Linguistics, Chinese is the #1 most spoken language in the world. The Ohio University Department of Linguistics houses seventeen experts in the linguistics field. Its faculty has participated in the research and teaching of linguistics sciences at both the undergraduate, graduate and doctoral levels.

Translations in English/Chinese tend to be very difficult. The Chinese language and grammar is vastly different from English, as well as the style and the way that information is presented in conversation and written documents. Translation of any document to and from English and Chinese requires significant socio-cultural manipulation, and an in depth understanding of both languages and their linguistical needs and requirements. Also, many words that are used in everyday Chinese speech are not documented in dictionaries, thus making translations extremely difficult for anyone who has not previously been immersed in the language. There are over 10,000 Chinese characters and many different dialects to the Chinese language. We will focus on the Mandarin dialect which is the most widely used Chinese dialect and the official language of China, Taiwan, and Hong Kong.

In the Chinese/English translation it is critical that the translator be fluent in both English and Chinese, and that the translator have experience in our targeted technical fields. Because English and Chinese cannot be translated in a literal, word for word fashion, the translator must be able to understand the material as it is presented in one language and then translate the material so that it has the same meaning in the other language.

Our Planned Operations

We will target translation services to clients from technical fields such as, but not limited to, biotechnology, computer sciences, electronics, and nanotechnology, and we will only offer translations to and from English and Chinese. This focus will allow us to build strong relationships with target clients as well as maintain a very specific type of employee.

We will hire our translators on both a full time and part time basis as we secure business from clients. We will not act as a translation agency through hiring only freelance translators. This will allow us greater control over our employees and the quality of their work. We will only hire employees who are fluent in both Chinese and English cultures and languages, and are qualified in our targeted areas of technical expertise. We will hire translators who have experience in the translation industry and our goal will be to hire employees who have translated at least 100,000 words of English/Chinese translation. We will require at least 2 references for translation experience. We will also offer continuing education opportunities to all of our employees so that they may continue to enhance their skills, as they are required by their work with our company.

To ensure quality in our translations, we will first work with our clients to determine the size and scope of each project. This will allow us to provide the client with a reasonable estimate of cost as well as determine if we have the man-hours available and the required expertise to fulfill the client's needs. After an agreement is reached we will receive the documents from the client and check that all documents are complete and legible. Next, the documents will be assigned to a translator for translation. That translator will have a targeted amount of time during which to complete the translation. Upon completion of the translation, both documents will be proofread and checked for errors. After final revisions have been made, both the original document and the translated documents will be returned to client in exchange for payment.

We will also implement the use of translation memory software such as Déjà vu or TRADOS, which remembers certain words and phrases that are used for specific types of translations. We intend to purchase this software. The cost of the software is approximately $2,769.00. This software will allow our employees to leverage their own past work as well as the past work of other employees, thus making each employee more productive.

Client Payment Process

We intend to pre-negotiate terms and conditions. We will require that our clients make a 30% down payment for services based on the written estimate that they receive at the onset of the project. Upon delivery of the final documents to our client, the final balance will be due. Accounts with a delinquent payment history will be required to make future payment in advance equal to the full project estimate. No future work will be performed for clients with delinquent balances. If the client has changes that need to be made based on errors on our part, final payment will not be required until all changes have been made to the satisfaction of the client. Changes that are requested after the final submission of the documents that are based on the changing needs and requirements of the client will be made at an additional cost to the client.

Illegal Documents

We will not translate any document that we deem to be legally questionable.

Management Information System

We will rely on computerized information systems and data management software to ensure efficiency, timeliness, and correctness in dealing with our clients. We will also rely on secure computerized networks to ensure ease in our communications between employees and clients.

We will be using translation memory software such as Déjà vu or TRADOS, to ensure higher levels of accuracy and productivity from our clients, resulting in lower costs for our clients.

Legal Concerns

In order to assure confidentiality of documents that are placed in our possession by our clients, our employees will be required to sign non-disclosure statements relative to any and all documents that they may see during the course of business. We will be trusted with client documents containing everything from intellectual property and copyrights to proprietary company information. Another legal concern includes copyright laws and infringements. Since copyright laws, patent laws and intellectual property laws vary from country to country, we will have clients sign a document stating that to their knowledge they have not violated any laws that they are aware of and that we take no responsibility for the legal issues concerning patents, copyrights and intellectual property. If we know that a document contains legal violations, we will not accept the project.

Insurance

We will not maintain liability insurance or errors and omissions insurance. Accordingly, we will not be protected in the case that an employee makes a mistake in translating documents or in the case that client documents are lost, misplaced, or stolen.

Marketing

We have not conducted any market studies or surveys. We may conduct a marketing survey in the future. We do not know how effective our marketing program will be without a marketing survey.

Our marketing practices will center on personal selling to potential clients and direct mailing. In our industry, clients want a translation company that they can trust for accuracy. Personal selling will be the best way to gain the initial trust of our potential clients. The direct mail will inform clients that they do have the option for utilizing an outside translation company and that we are entering the marketplace. We intend to promote our services on our website. Our marketing plan is based upon Mr. Fahlberg's business and life experiences as well as his personal study of the translation business.

Website

Currently our website is operational as newagetranslation.org. The development cost of the website was $900 and the cost for hosting is $20 per month.

Procedure For Translation Service

1.	A client will deliver his documents to us.
2.	We will estimate our fee and request that the estimated fee be paid by cash, check or credit card.
3.	We will translate the document and deliver it the customer.

Competition

The translation industry tends to be a highly fragmented industry with translation service providers worldwide. The industry is made up of large translation companies that provide multiple language services, many small and mid size companies that provide a range of services, and countless freelance translators who either contract with clients or contract through translation agencies. The American Translators Association (ATA), which was founded in 1959, is currently the largest professional association of translators and interpreters in the US. They have over 9000 members who reside in over 60 countries. The ATA provides a centralized resource for translators who are looking to stay abreast on the latest trends, research, and applications in their industry as well as businesses that need to learn about current options for hiring translators. This organization will be helpful to us by allowing us to find potential employees as well as helping us keep our employees up to date and current on their skills.

There are approximately 30 translation services operating in the Research Triangle Park area of North Carolina. Single person freelance translators provide many of these services and over half of these services only specialize in English/Spanish translation. Due to the specialization of requirements there are currently no translation services offered in this area specializing in Chinese/English translation.

Employees

We are a start up company and currently have no employees other than our sole officer.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Plan of Operation

We are a start-up corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months. We raised $81,400 gross proceeds, $46,400 net proceeds through a private placement. We believe the $46,400 amount will fund operations for at least one year. Of the $46,400, we have spent $900 on the website design.

We are not going to buy or sell any plant or significant equipment during the next twelve months other than computers and software to operate our translation business. Initial expenditure for the computer equipment will be approximately $1,000. The initial cost for the design of our website was $900.

We will not be conducting any product research or development. Further we do not expect significant changes in the number of employees other than possibly hiring one or two translators.

Our specific goal is to complete the development of our website and assemble a client database. We intend to accomplish the foregoing through the following milestones:

  We intend to acquire the equipment we need to begin operations. Acquisition of the equipment will take 30-60 days. We believe that it will cost $1,000 to acquire the equipment. We do not intend to initially hire additional employees. Our sole officer and director will handle our administrative duties.

  We have established our office. Our website was designed by Dan Allison, a website designer. We paid Mr. Allison $900 to design the website. There was no written agreement. The agreement was oral. We were invoiced for the service. The website is newagetranslation.org. We intend to contact technology related businesses including research and development related companies. We plan to attend trade shows that are oriented towards meeting new clients in these fields such as those annually sponsored by the University of North Carolina in Chapel Hill and similar conferences sponsored by the Raleigh Chamber of Commerce. As clients are added and as our customer database expands, we will continue to upgrade the website including testimonials from satisfied clients. We believe it will cost up to $3,000 to develop our client data base. The database is anticipated to be ready within the next 120 to 180 days. Upgrades will be ongoing during the life of our operations.

  Our marketing program will include personal selling in conjunction with direct mail and telephone surveys. Our president and CEO John Fahlberg will do personal selling initially. He will introduce our company and its translation features. We plan to obtain list of potential clients by contacting the Triangle Area Chinese American Association, the Triangle Indus Entrepreneurs, the Center for Entrepreneurial Development and the local Chamber of Commerce. We also intend to contact the three local universities to develop lists of companies that their Chinese students have been in contact with. We may use local media advertising to obtain clients as well. Once we have developed a list, a direct mail campaign will be initiated with a telephone follow-up and personal selling to secure clients. This process will be ongoing during the life of our operations. Once initial clients have been procured, we will initiate further marketing activities including direct mailings. We believe that it will cost a minimum of $3,000 to initiate our marketing campaign and plan to spend up to $18,000 on the marketing campaign. Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 60 to 90 days from the establishment of our client data base.

  Once clients have been secured, we intend to hire at least one part-time translator.

If we spend all of our cash, are unable to negotiate sufficient translation services, and are unable to raise additional cash for our operations, we may have to suspend or cease operations. If we cannot generate sufficient fees to continue operations, we will suspend or cease operations.

Should we not be able to fund our activities, operations will be suspend until funding is available, or we will cease operations. Our management has no intention for us, if we cease operations and does not anticipate commencing negotiations with potential acquisition candidates. In the event we do not have adequate funds to do so, John Fahlberg, our sole officer and director will manage our reporting obligations with the SEC and will advance funds to file current, quarterly and annual reports with the SEC should we not have the funds to do so. Mr. Fahlberg's commitment to advance funds for SEC reports is not in writing and not legally binding upon him.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we have attract customers and generate revenues. We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

On May 16, 2005, we completed a private placement of securities and raised gross proceeds of $81,400. The net proceeds to us was $46,400. We sold a total of 814,000 shares of common stock to 53 investors at a price of $0.10 per share. We have spent $900 of the net proceeds for the website design. We believe that the net proceeds will last at least one year. We issued the foregoing 814,000 shares of common stock as restricted securities pursuant to the exemption from registration contained in Regulation 506 of the Securities Act of 1933 in that a Form Ds was filed with the Securities and Exchange Commission; an offering memorandum was delivered to all purchasers; all purchasers have a preexisting relationship with us. By preexisting relationship we mean that our president, John Fahlberg, determined that each investor had such knowledge and experience in financial and business matters that he, she or it was capable of evaluating the merits and risks of the prospective investment and each had an established relationship with Mr. Fahlberg through previous business dealings or as a result of personal friendship. Further, each investor represented that he was an accredited investor. Fifteen of the investors were introduced to Mr. Fahlberg by David Allison. Mr. Fahlberg and Mr. Allison met each other in connection with a common investment in another corporation which is not controlled by Mr. Fahlberg or Mr. Allison. Some of the investors introduced to Mr. Fahlberg were also investors in LDG, Inc., a corporation that filed a Form SB-2 registration statement with the SEC that has not yet been declared effective by the SEC. All of the investors were accredited investors as that term is defined in Reg. D of the Securities Act of 1933. Mr. Allison did not solicit, offer or sell the Company's securities to anyone. Mr. Allison was not compensated for the introductions or the sales of securities by the Company. To our knowledge there are no connections, relationships or arrangements between them and any other entities other than as described herein.

If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Other than as described in this paragraph, we have no other financing plans.

As of the date of this prospectus, we have initiated operations, but have not generated any revenues.

In November 2004, we issued 5,000,000 shares of common stock to John A. Fahlberg, our sole officer and director, in a private placement, pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933. The purchase price per share was $0.00001 per share. Mr. Fahlberg paid us a total amount of 50.00 for his 5,000,000 shares of common stock. This was accounted for as an acquisition of shares. Mr. Fahlberg covered our initial expenses of $22,816 which are comprised of which $15,000 for legal fees; $6,376 for audit fees; and $1,440 for licenses, permits, website expenses, office supplies and bank service charges. The total legal fees to be paid to Conrad C. Lysiak, our attorney is $25,000. $15,000 was paid as set forth above and upon SEC effectiveness of this registration statement, we will pay our attorney, Conrad C. Lysiak, the remaining $10,000 for legal fees. The amount owed to Mr. Fahlberg is non-interest bearing, unsecured and due on demand. Further the agreement with Mr. Fahlberg is oral and there is no written document evidencing the agreement. A total of $13,956 has been paid for audit fees. $6,376 was advanced by Mr. Fahlberg as stated above and $7,580 was paid from the proceeds of our private placement.

As of November 30, 2005, our total assets were $72,556 and our total liabilities were $23,122. As of March 22 2006, we have $67,420 in cash.

Results of Operations

Since inception on November 22, 2004, we have not generated any revenues.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 29", (hereinafter "SFAS No. 153"). This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67" (hereinafter "SFAS No. 152"), which amends FASB Statement No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions" (hereinafter "SOP 04-2"). This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4" (hereinafter "SFAS No. 151"). This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123 (revised 2004),"Share-Based Payments" (hereinafter "SFAS No. 123 (R)"). This statement replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based award, share appreciation rights and employee share purchase plans. SFAS No. 123 (R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date (with limited exceptions). That cost will be recognized in the entity's financial statements over the period during which the employee is required to provide services in exchange for the award. Management has not currently evaluated the impact of adoption on its overall results of operations or financial position.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our sole officer and director is set forth below:

Name	Age	Position Held

John A. Fahlberg	59	President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Treasurer, Secretary, and sole Director

Our sole director serves until our next annual meeting of the stockholders or until he resigns earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

John A. Fahlberg has been our president, principal executive officer, principal financial officer, principal accounting officer, treasurer and a director since our inception on November 22, 2004. Since November 2000, Mr. Fahlberg has been the president of JAF Consulting, Inc., located in Chapel Hill, North Carolina. JAF Consulting provides management consulting services to early stage growth companies. From October 1994 to November 2000, Mr. Fahlberg was executive vice president of LinksCorp, LLC, located in Chicago, Illinois. LinksCorp acquires and manages golf courses. Since September 2002, Mr. Fahlberg has been an investor and on the executive committee of The Atlantis Group, LLC, Durham, North Carolina. The Atlantis Group, LLC is an organization that invests in start-up stage corporations in need of capital.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

There is no potential conflict of interest between JAF Consulting and us. Mr. Fahlberg will devote approximately 14 hours per week to our operation and 30 hours per week to the operation of JAF Consulting, Inc.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years. Our fiscal year end is November 30. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen-	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	sation	Award(s)	Options /	Payouts	Compen-
Position [1]	Year	($)	($)	($)	($)	SARs (#)	($)	sation ($)
John A. Fahlberg	2005	0	0	0	0	0	0	0
President. Treasurer,	2004	0	0	0	0	0	0	0
Secretary, and Director	2003	0	0	0	0	0	0	0

[1]     All compensation received by our sole officer and director has been disclosed.

We have not paid our sole officer and director any compensation of any kind since November 30, 2005 and do not plan to pay him any compensation until we are profitable and generate at least two million dollars in revenue. At that time we intend to pay Mr. Fahlberg an annual salary of $100,000.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not have any plans to pay our directors any money.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED MATTERS

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common shares. 5,814,000 shares of common stock are currently outstanding. 5,000,000 shares are currently owned by John A. Fahlberg, our sole officer and director. Mr. Fahlberg's shares can be sold pursuant to Reg. 144 of the Securities Act of 1933. The remaining 814,000 shares owned by the Selling Shareholders and those 814,000 shares cannot, at this time, be sold pursuant to Reg. 144 because they have not been owned for a period of one year from the date they were fully paid for, but may only be resold at this time pursuant to this prospectus. We do not have any equity compensations plans, any employee benefit plan, or any dividend reinvestment plans, and accordingly no shares are offered pursuant thereto. We have 54 holders of our shares of common stock. They are John Fahlberg, our sole officer and director, and the 53 Selling Shareholders whose names are set forth in this prospectus. We have not declared any dividends on our shares of common stock during the last two years. There are no restrictions that limit our ability to pay dividends on our common stock or that are likely to do so in the future.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares.

	Direct Amount of		Percent
Name of Beneficial Owner [1]	Beneficial Owner	Position	of Class
John A. Fahlberg	5,000,000	President, Principal Executive Officer,	86.00%
12926 Morehead		Principal Financial Officer, Principal
Chapel Hill, NC 27517		Accounting Officer, Treasurer, Secretary
		and sole Director

All officer and Directors as a	5,000,000		86.00%
Group (1 Person)

[1]     The person named above is our only promoter.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of shares
		Percentage of		owned after the
	Total number of	shares owned	Number of	offering assuming all
	shares owned prior	prior to	shares being	of the shares are sold
Name	to offering	offering	offered	in the offering
Allison, Daniel	14,000	0.24%	14,000	0.00%
5012 N. Hills Dr.
Raleigh, NC 27612

Beck, James	20,000	0.34%	20,000	0.00%
1904 Pony Run Road
Raleigh, NC 27615

Boyd, Alan	18,000	0.31%	18,000	0.00%
4 Hastings Square
Durham, NC 27707

Cloud, Paula	20,000	0.34%	20,000	0.00%
2440 Oxford Road
Raleigh, NC 27608

Cloud, R.E.	20,000	0.34%	20,000	0.00%
2440 Oxford Road
Raleigh, NC 27608

Conklin, Sandra	10,000	0.17%	10,000	0.00%
2201 Landings Way
Raleigh, NC 27615

Conklin, William	10,000	0.17%	10,000	0.00%
2201 Landings Way
Raleigh, NC 27615

Conrad, Darlene	15,000	0.26%	15,000	0.00%
19 N 041 Galligan Road
Dundee, IL 60118

Conrad, John	23,000	0.40%	23,000	0.00%
19 N 041 Galligan Road
Dundee, IL 60118

Cox, Alvin	20,000	0.34%	20,000	0.00%
1839 Wilsons Mills Rd.
Smithfield, NC 27577

Cuneo, Timothy	10,000	0.17%	10,000	0.00%
3605 Hoyt Ct.
Wheatridge, CO 80033

Currie, Andrew	25,000	0.43%	25,000	0.00%
100 2nd St. SE, #404
Minneapolis, MN 55414

Donley, Mike	18,000	0.31%	18,000	0.00%
2301 Sheridan Hills Road
Wayzatta, MN 55391

Donley, Paul	19,000	0.33%	19,000	0.00%
16001 Adelivve Lane
Wayzatta, MN 55391

Donohoe, Terrence	25,000	0.43%	25,000	0.00%
333 N. Michigan Ave. #3202
Chicago, Il 60601

Dunn, Dina	15,000	0.26%	15,000	0.00%
105 Knollwood Drive
Greensboro, NC 27403

Dunn, Michael	15,000	0.26%	15,000	0.00%
105 Knollwood Drive
Greensboro, NC 27403

Egloff, Rick	12,000	0.21%	12,000	0.00%
8311 Warhawk Road
Conifer, CO 80433

Fadel, Ed	20,000	0.34%	20,000	0.00%
1400 Remington Circle
Durham, NC 27705

Ferraro, Susan	10,000	0.17%	10,000	0.00%
2665 N. Lincoln Ave.
Chicago, IL 60614-1343

Fiedler, Linda M.	20,000	0.34%	20,000	0.00%
1721 W. Thorndale Ave.
Chicago, IL 60660

Fine, Larre	5,000	0.09%	5,000	0.00%
26 Keepapan Ct.
Lemont, IL 60439

Fuentes, Andrew	10,000	0.17%	10,000	0.00%
2186 S. Welch Circle
Lakewood, CO 80228

Hinzpeter, Robert	25,000	0.43%	25,000	0.00%
9733 Lowell Avenue
Skokie, IL 60076

Hunter, Thomas	20,000	0.34%	20,000	0.00%
90122 Hoey St.
Chapel Hill, NC 27517

J. Beck & Company	10,000	0.17%	10,000	0.00%
8305 Falls of Neuse Rd.
Raleigh, NC 27615

Lewis, Joseph I.	20,000	0.34%	20,000	0.00%
P.O. Box 250
Middlesex, NC 27557

Moquist, Paul	20,000	0.34%	20,000	0.00%
2435 Xylon Ave. No.
Golden Valley, MN 55427

Moquist, Trudy	20,000	0.34%	20,000	0.00%
2435 Xylon Ave. No.
Golden Valley, MN 55427

Obrien, John	20,000	0.34%	20,000	0.00%
P.O. Box 2764
Edwards, CO 81632-2764

Perry, Dexter	5,000	0.09%	5,000	0.00%
111 Lyndenburg Dr.
Apex, NC 27502

Perry, Sherry	5,000	0.09%	5,000	0.00%
111 Lyndenburg Dr.
Apex, NC 27502

Peterson, Thomas	20,000	0.34%	20,000	0.00%
3715 Lilac Drive
Medina, MN 55340

Rippe, Don M.	10,000	0.17%	10,000	0.00%
11361 W. 75th Pl.
Arvada, CO 80005

Rippe, Susan	10,000	0.17%	10,000	0.00%
11361 W. 75th Pl.
Arvada, CO 80005

Saghy, Revven	20,000	0.34%	20,000	0.00%
12301 Drew Hill Ln
Chapel Hill, NC 27514

Saghy, Roza	20,000	0.34%	20,000	0.00%
12301 Drew Hill Ln
Chapel Hill, NC 27514

Sagie, Tamir A.	20,000	0.34%	20,000	0.00%
12301 Drew Hill Ln
Chapel Hill, NC 27514

Salamy, Barbara	10,000	0.17%	10,000	0.00%
79003 Hawkins
Chapel Hill, NC 27517-8521

Salamy, Fred	10,000	0.17%	10,000	0.00%
79003 Hawkins
Chapel Hill, NC 27517-8521
Shepherd, Angela	5,000	0.09%	5,000	0.00%
7895 Oak Estate St.
Raleigh, NC 27617

Shepherd, Benjamin	5,000	0.09%	5,000	0.00%
7895 Oak Estate St.
Raleigh, NC 27617

Shute, Thomas R.	10,000	0.17%	10,000	0.00%
2109 Weybridge Drive
Raleigh, NC 27615

Snyder, Dennis	10,000	0.17%	10,000	0.00%
712 Griffis St.
Cary, NC 27511

Snyder, Ellen	10,000	0.17%	10,000	0.00%
712 Griffis St.
Cary, NC 27511

Stanley, Anne	20,000	0.34%	20,000	0.00%
1103 Dixie Drive
Selma, NC 27576

Stanley, Bobby	20,000	0.34%	20,000	0.00%
1103 Dixie Drive
Selma, NC 27576

Steinhorn, Ellyn	10,000	0.17%	10,000	0.00%
509 S. Edgeworth St.
Greensboro, NC 27401

Steinhorn, Jerry	10,000	0.17%	10,000	0.00%
509 S. Edgeworth St.
Greensboro, NC 27401

Trado, Anthony	15,000	0.26%	15,000	0.00%
837 45th Ave. Ln. N.E.
Hickory, NC 28601

Urueta, Giovanni	15,000	0.26%	15,000	0.00%
325 S. Quail St.
Lakewood, CO 80226

Zanoni, Janet	20,000	0.34%	20,000	0.00%
1216 Elm St.
Glenview, IL 60025

Zanoni, William	25,000	0.43%	25,000	0.00%
1216 Elm St.
Glenview, IL 60025

TOTAL	814,000	14.00%	814,000	0.00%

[1]     The natural person who is the sole beneficial owner of the shares of J. Beck & Company is James Beck.

We issued the foregoing 814,000 shares of common stock as restricted securities pursuant to the exemption from registration contained in Regulation 506 of the Securities Act of 1933 in that a Form Ds was filed with the Securities and Exchange Commission; an offering memorandum was delivered to all purchasers; all purchasers have a preexisting relationship with us. By preexisting relationship we mean that our president, John Fahlberg, determined that each investor had such knowledge and experience in financial and business matters that he, she or it was capable of evaluating the merits and risks of the prospective investment and each had an established relationship with Mr. Fahlberg through previous business dealings or as a result of personal friendship. Further, each investor represented that he was an accredited investor. Fifteen of the investors were introduced to Mr. Fahlberg by David Allison. Mr. Fahlberg and Mr. Allison met each other in connection with a common investment in another corporation which is not controlled by Mr. Fahlberg or Mr. Allison. Some of the investors introduced to Mr. Fahlberg were also investors in LDG, Inc., a corporation that filed a Form SB-2 registration statement with the SEC that has not yet been declared effective by the SEC. All of the investors were accredited investors as that term is defined in Reg. D of the Securities Act of 1933. Mr. Allison did not solicit, offer or sell the Company's securities to anyone. Mr. Allison was not compensated for the introductions or the sales of securities by the Company. To our knowledge there are no connections, relationships or arrangements between them and any other entities other than as described herein.

Our Attorney

Our attorney, Conrad C. Lysiak, was retained by John Fahlberg to incorporate us, prepare a Form D and prepare a private placement memorandum to be used in connection with the sale of shares of our common stock. Mr. Lysiak prepared those documents and caused the Form D to be filed with the SEC and with the states of Colorado, Illinois, Minnesota and North Carolina. Mr. Lysiak was also retained by us to prepare and file this registration statement with the SEC for the resale of the shares of common stock owned by the selling shareholders.

Future Sales of Shares

A total of 5,814,000 shares of common stock are issued and outstanding. Of the 5,814,000 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. Of the 5,814,000 restricted shares outstanding, 814,000 shares are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

We have selected Pacific Stock Transfer Company to act as our transfer agent. Pacific Stock Transfer's address is 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

We issued 5,000,000 shares of common stock to John A. Fahlberg, our president and sole member of the board of directors on November 23, 2004, in consideration of $50.

Mr. Fahlberg allows us to use 144 square feet of space at his home for our office. We use the space on a rent free basis. The value of this space is considered immaterial for financial reporting purposes at November 30, 2004. There is no rental agreement. We have no plan to move our office.

Mr. Fahlberg has advanced $22,816 to us for expenses incurred in connection with our incorporation, accounting and auditing fees and for preparation this registration statement. The advances are non-interest bearing, not collateralized, and considered due on demand.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements included in this prospectus have been audited from the period of inception on November 22, 2004 through November 30, 2005 by Williams & Webster, P.S., Certified Public Accountants, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is November 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

Our financial statements from inception to November 30, 2005 (audited), immediately follow:

W i l l i a m s & W e b s t e r, P . S .
Certified Public Accountants & Business Consultants

Board of Directors
New Age Translation, Inc.
Chapel Hill, North Carolina

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of New Age Translation, Inc. (a development stage company) as of November 30, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period from November 22, 2004 (inception) to November 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Age Translation, Inc. as of November 30, 2005 and 2004 and the results of its operations, stockholders' equity (deficit) and its cash flows for the years then ended, and for the period from November 22, 2004 (inception) to November 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
February 6, 2006

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.williams-webster.com

NEW AGE TRANSLATION, INC.
(A Development Stage Company)
BALANCE SHEETS

	November 30,	November 30,
	2005	2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$72,556	$100

TOTAL ASSETS	$72,556	$100

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$306	-
Advances payable - related party	22,816	$15,050
TOTAL LIABILITIES	23,122	15,050

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, 100,000,000 shares authorized,
$0.00001 par value; no shares issued and outstanding	-	-
Common stock, 100,000,000 shares authorized,
$0.00001 par value; 5,814,000 and 5,000,000 issued
and outstanding, respectively	58	50
Additional paid-in-capital	81,392	-
Accumulated deficit during development stage	(32,016)	(15,000)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	49,434	(14,950)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$72,556	$100

The accompanying notes are an integral part of these financial statements.

NEW AGE TRANSLATION, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

					Period From
					November 22,
					2004
		Year Ended		Year Ended	(Inception) to
		November 30,		November 30,	November 30,
		2005		2004	2005

REVENUES		$-		$-	$-

EXPENSES
Annual report fee		175		-	175
Bank service charges		185		-	185
Certificate fee		151		-	151
Dues and subscriptions		35		-	35
Licenses and permits		1,282		-	1,282
Professional fees		14,262		15,000	29,262
Office supplies and expenses		26		-	26
Website expenses		900		-	900

Total Expenses		17,016		15,000	32,016

LOSS FROM OPERATIONS		(17,016)		(15,000)	(32,016)

LOSS BEFORE TAXES		(17,016)		(15,000)	(32,016)

INCOME TAX EXPENSE		-		-	-

NET LOSS		$(17,016)		$(15,000)	$(32,016)

NET INCOME (LOSS) PER SHARE,
BASIC AND DILUTED	$	nil	$	nil

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING,
BASIC AND DILUTED		5,562,500		5,000,000

The accompanying notes are an integral part of these financial statements.

NEW AGE TRANSLATION, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional Paid-in	Deficit Accumulated During Development	Total Stockholders' Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, November 22, 2004 (Inception)	-	$-	$-	$-	$-

Common stock issued upon incorporation at
$0.00001 per share for cash	5,000,000	50	-	-	50

Net loss for the period ended November 30, 2004	-	-	-	(15,000)	(15,000)

Balance, November 30, 2004	5,000,000	50	-	(15,000)	(14,950)

Common stock issued for cash at $0.10 per share	814,000	8	81,392	-	81,400

Net loss for the year ended November 30, 2005	-	-	-	(17,016)	(17,016)

Balance, November 30, 2005	5,814,000	$58	$81,392	$(32,016)	$49,434

The accompanying notes are an integral part of these financial statements.

NEW AGE TRANSLATION, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			Period From
			November 22,
			2004
	Year Ended	Year Ended	(Inception) to
	November 30,	November 30,	November 30,
	2005	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,016)	$(15,000)	$(32,016)
Adjustments to reconcile net loss to net cash used by operating activities:
Increase in accounts payable	306	-	306
Net cash used by operating activities	(16,710)	(15,000)	(31,710)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from related party	7,766	15,050	22,816
Proceeds from issuance of common stock	81,400	50	81,450

Net cash provided by financing activities	89,166	15,100	104,266

NET INCREASE IN CASH	72,456	100	72,556

CASH, BEGINNING OF PERIOD	100	-	-

CASH, END OF PERIOD	$72,556	$100	$72,556

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-	$-

Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

NEW AGE TRANSLATION, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

New Age Translation, Inc. (hereinafter "New Age" or "the Company") was incorporated on November 22, 2004 under the laws of the State of Nevada for any lawful business. The principal business of the Company is document translation. The Company expects to be engaged by various companies, primarily technology-driven companies, for the purpose of translating their various documents from English to Chinese and vice versa.

The Company has been in a development stage since its inception on November 22, 2004, and has not realized any revenues from its planned operations. The Company's year end is November 30.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Basic and Diluted Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. At November 30, 2005, basic and diluted net loss per share are the same, as there are no common stock equivalents outstanding.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Risk
The Company maintains its cash in primarily one business checking account, the funds of which are insured by the Federal Deposit Insurance Corporation.

Compensated Absences

Currently, the Company has no employees; therefore, no liability has been recorded in the accompanying financial statements. The Company's policy will be to recognize the costs of compensated absences when there are employees who earn such benefits.

NEW AGE TRANSLATION, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which is effective for the Company as of its inception. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

For the period from November 22, 2004 (inception) to November 30, 2005, the Company has not engaged in any transactions that would be considered derivative instrument or hedging activities.

Development Stage Activities

The Company has been in the development stage since its formation and has not realized any revenue from operations. It will be engaged by various companies, primarily technology-driven companies, for the purpose of translating their various documents from English to Chinese and vice versa.

Fair Value of Financial Instruments

The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," may include cash, receivables advances, accounts payable and accrued expenses. All such instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at November 30, 2005 and 2004.

Going Concern

As shown in the accompanying financial statements, the Company had an accumulated deficit of $32,016 incurred through November 30, 2005. The Company has no revenues and has recurring losses from operations. Management's plans are to begin generating revenues through translation services, which will include, but not be limited to translation of technical documents, instructions, technical specs, user manuals, communication documents, e-mails, parts lists, patents, and contractual agreements. These plans, if successful, will mitigate the factors which raise substantial doubt about the Company's ability to continue as a going concern.

NEW AGE TRANSLATION, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. The Company anticipates that it will need all of its current cash reserves to fully implement its business plan. The Company expects to control its cash outflows based upon current funds and funds received.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against the deferred tax asset if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections," (hereinafter "SFAS No. 154") which replaces Accounting Principles Board Opinion No. 20, "Accounting Changes", and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28". SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have a material impact on its consolidated financial position, results of operations, or cash flows.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchange of Nonmonetary Assets an amendment of ARB Opinion No. 29." This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued to Statement of Financial Accounting Standards No. 123 (R), "Accounting for Stock Based Compensation" (hereinafter "SFAS No. 123R"). This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity

NEW AGE TRANSLATION, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has determined that there was no impact to its financial statements from the adoption of this statement.

In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs- an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Management does not believe the adoption of this statement will have any immediate material impact on the Company as the Company maintains no inventory.

Revenue Recognition

The Company will recognize revenue from contracts (1) upon actual sale (disposition) of such contracts and (2) upon actual cash collections for ongoing contracts. With these two types of revenue sources, revenue will thereby be recorded when there is persuasive evidence that an arrangement exists, services have been rendered, the contract price is determinable, and collectibility is reasonably assured (or, in the case of ongoing contracts, actually collected).

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

NEW AGE TRANSLATION, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

NOTE 3 - PREFERRED AND COMMON STOCK

The Company is authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share and rights and preferences to be determined.

The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.00001. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

In its initial capitalization in November 2004, the Company issued 5,000,000 shares of common stock for a total of $50 cash. The shares were valued at par, which management deemed was the approximate fair value of the shares issued.

An additional 814,000 shares of common stock were sold in private placement during the three months ending May 31, 2005 for $0.10 per share or $81,400.

NOTE 4 - INCOME TAXES

At November 30, 2005 and 2004, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $10,800 and $5,100, respectfully, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been recorded.

The significant components of the deferred tax assets at November 30, 2005 and 2004 were as follows:

	November 30,	November 30,
	2005	2004

Net operating loss carryforward:	$32,016	$15,000

Deferred tax asset	$10,800	$5,100
Deferred tax asset valuation allowance	(10,800)	(5,100)

Net deferred tax asset	$-	$-

NEW AGE TRANSLATION, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

At November 30, 2005 and 2004, the Company has net operating loss carryforwards of $32,016 and $15,000, respectfully, which begin to expire in the year 2024. The change in valuation allowance from November 30, 2004 to November 30, 2005 is $5,700.

NOTE 5 - RELATED PARTY TRANSACTIONS

Advances payable to related parties represents amounts due to the Company's majority stockholder for cash advanced and payment of expenses on behalf of the Company. These advances are non-interest bearing, not collateralized, and considered to be due on demand. At November 30, 2005, the Company owed $22,816 to related parties. During the year ended November 30, 2005, the Company's majority stockholder loaned $7,766 to the Company.During the year ended November 30, 2004, the Company's majority stockholder loaned an initial amount of $15,050 to the Company.

The Company uses office space of a stockholder and pays no rent. The value of this space is considered immaterial for financial reporting purposes at November 30, 2005. There is no rental agreement and the Company has no plans to locate to a permanent office in the near future.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company is presently undertaking the required steps to register as a publicly traded company. In this regard, the Company has signed a contract with a securities attorney to assist in this matter. The total fees to be paid to the attorney amount to $25,000. Of this amount, $15,000 was paid when attorney services began and is recorded as legal fees in the accompanying financial statements. The remaining $10,000 will be due when the Company's registration statement is declared effective by the Securities and Exchange Commission.

Until June 29, 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.